Exhibit 99

OSG

Overseas Shipholding Group, Inc.                                                                     Press Release

For Release 7:00 a.m. ET

OVERSEAS SHIPHOLDING GROUP REPORTS
FISCAL 2006 FOURTH QUARTER AND YEAR-END RESULTS

Highlights

  Net income for fiscal 2006 was $392.7 million on TCE revenues of $992.8 million
  Full year TCE revenues increased 3.2% year-over-year
  Fourth quarter EPS of $2.86 per diluted share includes gains on vessel sales and sale of securities of $53.1 million or $1.12 per diluted share
  Acquisition of Maritrans closed on November 28, 2006, adding 444 revenue days and $11.8 million of TCE revenues in the quarter
  313,500 shares, or $18.5 million, were repurchased under the $300 million share repurchase program
  OSG announced an agreement in principle to acquire Heidmar Lightering on February 26, 2007

New York, NY - February 27, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the fiscal year and fourth quarter ended December 31, 2006.

For the fiscal year ended December 31, 2006, the Company reported a 3.2% increase in Time Charter Equivalent1 (TCE) revenues to $992.8 million from $961.7 million in 2005. The increase was principally due to increases in average daily TCE rates for VLCCs and Handysize Product Carriers, partially offset by an 888 day decrease in revenue days. EBITDA1 for the year decreased to $595.1 million from $705.5 million in 2005 and reflected a $27.0 million increase in the reserve recorded in the third quarter for the settlement of a Department of Justice investigation announced December 19, 2006. Net income for fiscal year ended December 31, 2006 was $392.7 million, or $9.92 per diluted share, compared with $464.8 million, or $11.77 per diluted share, a year ago. During the year, OSG sold or sold and leased-back four vessels and benefited from gains on vessel sales and sales of securities of $74.1 million, representing $1.56 per diluted share, compared with $66.1 million, or $1.40 per diluted share, a year ago.

For the fourth quarter ended December 31, 2006, TCE revenues declined by 11.0% to $241.6 million from $271.1 million in the fourth quarter of 2005. EBITDA for the fourth quarter was $170.3 million compared with $170.5 million in the fourth quarter of 2005. Net income for the quarter ended December 31, 2006 was $113.2 million, or $2.86 per diluted share, compared with $113.7 million, or $2.88 per diluted share, for the fourth quarter of 2005. The current quarter benefited from gains on vessel sales and sale of securities of $53.1 million, or $1.12 per diluted share, compared with $5.4 million, or $0.09 per diluted share, in the same period a year ago. Of the $53.1 million, $28.4 million, or $0.72 per diluted share, was associated with the sale of the Majestic Unity and $24.7 million, or $0.40 per diluted share, related principally to gains from liquidating security positions in the Capital Construction Fund in preparation for qualified withdrawals in connection with three newbuild Articulated Tug Barges (ATBs).

1See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

"Investment and expansion in each of our market segments has resulted in significant value creation for OSG shareholders," stated Morten Arntzen, President and Chief Executive Officer. "We continue to balance growth and investment across each of our four operating units through active asset management and fleet diversification. Adding to our already significant presence in the Americas, the proposed Heidmar acquisition will enable us to provide full service lightering services on the East Coast, West Coast and U.S. Gulf, further strengthening our position in the Americas." Arntzen further remarked, "Our objective of building a large base of contractual revenues has progressed significantly with more than $340 million, or 32% of projected TCE revenues locked in for 2007. Further, the delivery of two LNG carriers in the second half of this year, each of which will commence 25-year charters transporting natural gas to the U.K., begins a new era for OSG in the gas segment. We are very excited about our prospects for the future."

TCE revenues in the fourth quarter of 2006 for the International Crude Tanker segment were $155.3 million, a decrease of $40.6 million from the same period of 2005. The decline was principally due to a counter seasonal decline in rates, an increase in the number of days vessels were out of service due to drydocking and repairs and the sale of two Aframaxes in the third quarter of 2006. TCE revenues for the International Product Carrier segment increased $5.4 million, or 11%, to $54.4 million from $49.0 million in the year earlier period. The increase was principally the result of higher rates earned by the Handysize Product Carriers. Revenue days remained consistent between the two periods, as the delivery of two chartered-in newbuilding Handysize Product Carriers in the third quarter of 2006 was offset by an increase in the number of days vessels were out of service due to drydocking and repairs. U.S. Flag TCE revenues increased $8.5 million, or 44% quarter-over-quarter, to $28.1 million from $19.6 million in the same period a year ago, principally due to the Martitrans acquisition, which added 444 revenue days and $11.8 million of TCE revenues to the U.S. unit during the period.

Income from vessel operations was $98.1 million in the fourth quarter of 2006, compared with $118.1 million in the same period a year earlier. For the quarter ended December 31, 2006, total operating expenses decreased $3.6 million to $161.6 million from $165.2 million in the corresponding quarter in 2005. Time and bareboat charter hire expenses increased quarter-over-quarter principally due to the sale lease-back of the Overseas Crown in the third quarter. Vessel expenses increased quarter-over-quarter due to the inclusion of the Maritrans fleet beginning November 29, 2006 and higher crew costs. General and administrative expenses decreased principally due to the change in recognition of targeted cash incentive compensation from an annual to a quarterly basis, partially offset by an increase in overall compensation and the addition of Tampa and Philadelphia operations of Maritrans.

Business Highlights

  Future revenues associated with noncancelable time charters as of December 31, 2006, excluding time charters entered by the pools in which OSG participates and the Gas segment, totaled $1.2 billion up from $746.1 million as of December 31, 2005. This amount represented 37,669 revenue days. This increase reflects the Company's balanced growth strategy and expansion in segments characterized by long-term charters during the last two years. Revenues of $308.4 million or 13,159 days, is already secured for 2007. During 2006, approximately 69% of the Company's TCE revenues were derived from the spot market and 31% of TCE revenues were generated from time or bareboat charters.
  OSG purchased 313,500 shares at an average price of $59.09 per share through December 31, 2006 under the $300 million share repurchase program authorized by the Company's Board of Directors in June 2006.
  On January 23, 2007 OSG sold 4.6 million shares of common stock of Double Hull Tankers, Inc. (NYSE: DHT) in a registered public offering. OSG expects to recognize a gain from the transaction of approximately $15 million in the first quarter of 2007. As a result of the sale, OSG's beneficial ownership of DHT's common stock is approximately 29.17%, or 8,751,500 shares.
  On February 9, 2007, the Board declared a $0.25 per share dividend to stockholders of record on February 23, 2007, payable on March 8, 2007.

Recent Activities and Quarterly Events

The Company entered into a number of transactions in furtherance of its strategy to expand its fleet, balance the mix of owned and chartered-in tonnage and capitalize on the strong market for second-hand tonnage.

Crude Oil Tankers

  The sale of the Majestic Unity, a 1996-owned VLCC tanker, closed on December 13, 2006 generating a gain of approximately $28.4 million.
  Three new partners joined Aframax International bringing the total number of pool partners to nine. The addition of five, 44-meter beam newbuild Aframaxes brings the pool's modern, double hull operated, committed and newbuild fleet to 43.
  On January 19, 2007, OSG entered into a joint venture for two VLCC tankers, in which it will own 49.9% interest. The tankers, which will be built at the Jiangnan shipyard in China, are scheduled to deliver in October 2009 and February 2010. The contract price for each of the tankers is approximately $108 million.
  On February 26, 2007, OSG announced an agreement in principle to acquire the Houston-based Heidmar Lightering business from Heidmar Inc., a subsidiary of Morgan Stanley Capital Group Inc. The operation, a fleet of four International Flag Aframax tankers and two U.S. Flag workboats, provides crude oil lightering services to refiners, oil companies and trading companies primarily in the U.S. Gulf. The lightering operation will create synergies and expand OSG's Aframax cargo and logistical system in the Atlantic basin as well as provide opportunities to serve U.S. West Coast customers with lightering service using OSG's Panamax tankers.

Product Carriers
  On December 1, 2006, OSG chartered-in one 47,350 dwt IMO III Product Carrier from Daishin Technos Co., Ltd., a privately held shipping company in Japan, for a period of eight years with an option to purchase the vessel beginning in 2015. The vessel, to be named the Overseas Carina, will be built by Imabari Shipbuilding Co., Ltd. in Japan, and is expected to be delivered to OSG in the third quarter of 2010.
  On December 6, 2006, the Company agreed to build two 52,000 dwt IMO III Product Carriers at Hyundai Mipo Dockyard Co. Ltd. The vessels, hull number 2107 and hull number 2108, are scheduled to be delivered to OSG in 2010.
  On January 27, 2007, OSG took delivery of the Overseas Cygnus. The vessel, a 51,000 dwt IMO III Product Carrier, has been chartered-in through April 2017.
  On February 14, 2007, the Company sold and bareboat chartered back two 1996-built Product Carriers, the Overseas Nedimar and the Overseas Limar. The lease-back periods range from six and one-half years to eight years. The estimated $11.2 million gain from sales will be deferred and recognized over the terms of the charters.

U.S.

  On November 28, 2006, the Company completed the acquisition of Maritrans Inc., a leading U.S. Flag crude oil and petroleum product shipping company with a fleet of 19 operating and newbuild vessels. OSG paid $37.50 per share, which valued the transaction at approximately $506 million, including debt assumed upon closing. OSG has initially financed the acquisition through borrowings under existing credit facilities. OSG will be able to use approximately $292 million of its Capital Construction Fund to fund payments towards the construction contracts and related costs of the three newbuild ATBs. As a result of the combination, OSG's U.S. fleet now totals 34 operating and newbuild vessels that include Handysize Product Carriers, ATBs, Dry Bulk Carriers and a Car Carrier. The strategic acquisition gives OSG a presence in all major U.S. Jones Act trading routes and provides customers with a broad range of short and long-haul transportation and lightering services.
  On February 7, 2007, OSG announced an agreement in principle to bareboat charter up to six additional newbuild MT-46 Jones Act Product Carriers from American Shipping Corporation, a subsidiary of Aker American Shipping for initial terms of 10 to 15 years. Three of the vessels are fixed and the Company holds options for an additional three. The agreement is subject to final documentation and customary closing conditions.
  On February 9, 2007, OSG took delivery of the Overseas Houston, the first of the 10-ship order placed at the Aker Philadelphia Shipyard.

Fleet Metrics and Corporate Statistics
  As of December 31, 2006, OSG's owned or operated fleet totaled 103 International Flag and U.S. Flag vessels compared to 89 at December 31, 2005. Fifty-eight percent, or 60 vessels, were owned as of December 31, 2006 compared with 56%, or 50 vessels, as of December 31, 2005. OSG's newbuild program of chartered-in and owned vessels totaled 34 and spanned all lines of business. Updates on most vessels under construction can be found in the Fleet section of www.osg.com.
  Revenue days in the quarter totaled 7,688, comparable to 7,620 in the same period a year earlier. The change reflects the addition of the Maritrans fleet, partially offset by the sale of older tankers and an increase in drydock and repair days. Revenue days by segment can be found in Spot and Time Charter Rates Achieved and Revenue Days, later in this press release.
  At year-end, the Company had 3,980 employees comprised of 3,579 sea going personnel and 401 shore side staff, compared with 3,437 employees at year end 2005, comprised of 3,187 sea going personnel and 250 shore side staff.

Financial Profile

During 2006, stockholders' equity increased by $331.3 million to $2.2 billion and liquidity, including undrawn bank facilities, increased to more than $2.1 billion at December 31, 2006. Total long-term debt as of December 31, 2006 was $1.3 billion compared with $965.7 million at December 31, 2005. Liquidity adjusted debt to capital was 14.8% as of December 31, 2006, an improvement from 24.5% as of December 31, 2005. Liquidity adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund.

Spot and Time Charter TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved for the fourth quarters and fiscal years of 2006 and 2005 between spot and time charter rates. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate.

	Three Months Ended Dec. 31, 2006		Three Months Ended Dec. 31, 2005
	Spot Charter	Time Charter	Spot Charter	Time Charter
Trade - Crude Oil
VLCC
Average TCE Rate	$56,782	-	$69,315	-
Number of Revenue Days	1,572	-	1,594	-
Aframax
Average TCE Rate	$36,710	$31,688	$42,797	$20,659
Number of Revenue Days	981	324	1,189	267
Panamax
Average TCE Rate	$28,003	$24,756	$40,113	$22,362
Number of Revenue Days	387	551	447	552
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	-	$20,188	-	$15,336
Number of Revenue Days	-	184	-	184
Handysize
Average TCE Rate	$24,671	$18,383	$29,927	$16,791
Number of Revenue Days	718	1,845	396	2,147
U.S. Flag - Number of Revenue Days	453	528	174	486
Other - Number of Revenue Days	-	145	-	184

Total Revenue Days	4,111	3,577	3,800	3,820

	Year Ended Dec. 31, 2006		Year Ended Dec. 31, 2005
	Spot Charter	Time Charter	Spot Charter	Time Charter
Trade - Crude Oil
VLCC
Average TCE Rate	$63,999	-	$58,600	-
Number of Revenue Days	6,357	-	6,314	-
Aframax
Average TCE Rate	$34,904	$28,738	$36,481	$22,202
Number of Revenue Days	4,208	1,288	4,470	1,578
Panamax
Average TCE Rate	$30,160	$24,884	$34,038	$20,381
Number of Revenue Days	1,651	2,180	1,700	2,068
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	-	$20,943	$13,575	$26,387
Number of Revenue Days	-	727	55	723
Handysize
Average TCE Rate	$26,816	$18,350	$26,394	$16,708
Number of Revenue Days	2,570	7,345	1,199	8,390
U.S. Flag - Number of Revenue Days	905	1,835	690	2,557
Other - Number of Revenue Days	-	691	168	733

Total Revenue Days	15,691	14,066	14,596	16,049

2007 TCE Rates

The Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating through February 16, 2007. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.
		First Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 2/16/07	Open as of 2/16/07	Total	% Days Booked
Trade - Crude Oil
VLCC - Spot	$46,000	1,279	320	1,599	80%
Aframax - Spot	$43,500	556	420	976	57%
Aframax - Time	$29,500	323	-	323	100%
Panamax - Spot	$31,000	280	142	422	66%
Panamax - Time	$25,500	540	-	540	100%
Trade - Refined Petroleum Products
Panamax - Time	$19,000	180	-	180	100%
Handysize - Spot	$28,000	455	194	649	70%
Handysize - Time	$18,500	1,978	-	1,978	100%
	Average time charter rate	Time charter days	Spot and Lightering days	Total days	% Time charter
Trade - U.S. Flag
Product Carrier	$38,000	400	79	479	84%
ATB and Lightering Vessels	$26,500	352	576	928	38%

The following table shows average estimated time charter TCE rates and associated days booked as of February 16, 2007.

Fixed Rates and Revenue Days as of 2/16/07
	Q207	Q307	Q407
Trade - Crude Oil
VLCC
Average TCE Rate	-	-	-
Number of Revenue Days	-	-	-
Aframax
Average TCE Rate	$29,500	$29,500	$29,500
Number of Revenue Days	295	299	267
Panamax
Average TCE Rate	$25,500	$29,500	$29,500
Number of Revenue Days	389	184	164
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	$19,000	$19,000	$19,000
Number of Revenue Days	182	184	184
Handysize
Average TCE Rate	$18,000	$18,000	$18,000
Number of Revenue Days	1,729	1,725	1,505
US Flag
Product Carrier
Average TCE Rate	$38,500	$38,500	$38,500
Number of Revenue Days	389	481	470
ATB
Average TCE Rate	$26,500	$27,000	$28,000
Number of Revenue Days	325	298	346

Consolidated Statements of Operations
($ in thousands, except per share amounts)	Three Months Ended		Year Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Shipping Revenues:
Pool revenues	$147,662	$186,097	$639,618	$607,035
Time and bareboat charter revenues	72,956	74,223	282,409	309,471
Voyage charter revenues	39,142	22,989	125,376	83,797
	259,760	283,309	1,047,403	1,000,303
Operating Expenses:
Voyage expenses	18,164	12,192	54,586	38,641
Vessel expenses	54,952	46,411	209,998	173,349
Provision for settlement	-	-	27,000	4,000
Time and bareboat charter hire expenses	47,568	42,075	174,817	120,301
Depreciation and amortization	37,745	35,867	141,940	152,311
General and administrative	31,573	34,635	99,525	79,667
Gain on disposal of vessels	(28,356)	(5,960)	(39,007)	(42,905)
Total Operating Expenses	161,646	165,220	668,859	525,364
Income from Vessel Operations	98,114	118,089	378,544	474,939
Equity in Income of Affiliated Companies	5,561	11,619	22,474	43,807
Operating Income	103,675	129,708	401,018	518,746
Other Income	28,873	4,885	52,107	34,462
	132,548	134,593	453,125	553,208
Interest Expense	16,359	18,450	68,652	89,489
Income before Federal Income Taxes	116,189	116,143	384,473	463,719
Provision/(Credit) for Federal Income Taxes	2,954	2,459	(8,187)	(1,110)
Net Income	$113,235	$113,684	$392,660	$464,829
	=========	========	========	========
Weighted Average Number of Common Shares Outstanding:
Basic	39,470,909	39,448,336	39,515,300	39,444,059
Diluted	39,553,249	39,499,636	39,586,035	39,506,332
Per Share Amounts:
Basic net income	$2.87	$2.88	$9.94	$11.78
Diluted net income	$2.86	$2.88	$9.92	$11.77
Cash dividends declared and paid	-	$0.175	$0.925	$0.70

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company's three reportable segments for quarters and full years ended December 31, 2006 and 2005, respectively, and excludes the Company's proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of Time Charter Equivalent Revenues to Shipping Revenues.
	Three Months Ended Dec. 31,				Fiscal Year Ended Dec. 31,
($ in thousands)	2006	% of Total	2005	% of Total	2006	% of Total	2005	% of Total
International
Crude Tankers	$155,303	64.3	$195,934	72.3	$684,029	68.9	$668,819	69.6
Product Carriers	54,373	22.5	48,976	18.1	215,311	21.7	185,832	19.3
Other	3,843	1.6	6,653	2.4	18,338	1.8	25,902	2.7
U.S.	28,077	11.6	19,554	7.2	75,139	7.6	81,109	8.4
Total TCE Revenues	$241,596	100.0	$271,117	100.0	$992,817	100.0	$961,662	100.0

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain on disposal of vessels and the Company's share of income from affiliated companies.

	Three Months Ended Dec. 31,				Fiscal Year Ended Dec. 31,
($ in thousands)	2006	% of Total	2005	% of Total	2006	% of Total	2005	% of Total
International
Crude Tankers	$82,171	81.1	$120,324	82.0	$388,519	88.5	$401,990	78.6
Product Carriers	13,611	13.4	16,498	11.2	63,609	14.5	74,232	14.5
Other1	(321)	(0.3)	2,295	1.6	(25,674)	(5.9)	4,925	0.9
U.S.	5,870	5.8	7,647	5.2	12,608	2.9	30,554	6.0
Total Income from Vessel Operations	$101,331	100.0	$146,764	100.0	$439,062	100.0	$511,701	100.0
	========	=====	=======	====	========	=====	=======	====

1 Reflects reserves related to a Department of Justice investigation.

Reconciliations of income from vessel operations of the segments to income before federal income taxes as reported in the consolidated statements of operations follow:
	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2006	2005	2006	2005
Total income from vessel operations of all segments	$101,331	$146,764	$439,062	$511,701
General and administrative expenses	(31,573)	(34,635)	(99,525)	(79,667)
Gain on disposal of vessels	28,356	5,960	39,007	42,905
Consolidated income from vessel operations	98,114	118,089	378,544	474,939
Equity in income of affiliated companies	5,561	11,619	22,474	43,807
Other income	28,873	4,885	52,107	34,462
Interest expense	(16,359)	(18,450)	(68,652)	(89,489)
Income before federal income taxes	$116,189	$116,143	$384,473	$463,719
	========	========	========	========

Consolidated Balance Sheets

($ in thousands)	Dec. 31 2006	Dec. 31 2005
ASSETS
Current Assets:
Cash and cash equivalents	$606,758	$188,588
Voyage receivables	136,043	157,334
Federal income taxes recoverable	29,630	-
Other receivables	42,093	22,202
Inventories	7,002	1,855
Prepaid expenses	23,995	14,908
Total Current Assets	845,521	384,887
Capital Construction Fund	315,913	296,126
Vessels and other property, less accumulated depreciation	2,501,846	2,288,481
Vessels under capital leases, less accumulated amortization	30,750	36,267
Deferred drydock expenditures, net	50,774	19,805
Total Vessels, Deferred Drydock and Other Property	2,583,370	2,344,553
Investments in Affiliated Companies	275,199	269,657
Intangible Assets, less accumulated amortization	92,611	-
Goodwill	64,293	-
Other Assets	53,762	53,457
Total Assets	$4,230,669	$3,348,680
	=========	=========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$192,500	$105,173
Short-term debt and current installments of long-term debt	27,426	20,066
Current obligations under capital leases	7,650	6,968
Total Current Liabilities	227,576	132,207
Long-term Debt	1,273,053	923,612
Obligations under Capital Leases	33,894	42,043
Deferred Gain on Sale and Leaseback of Vessels	218,759	233,456
Deferred Federal Income Taxes and Other Liabilities	270,076	141,334
Stockholders' Equity:
Common stock	40,791	40,791
Paid-in additional capital	202,712	199,570
Retained earnings	1,996,826	1,640,742
	2,240,329	1,881,103
Cost of treasury stock	34,522	17,019
	2,205,807	1,864,084
Accumulated other comprehensive income	1,504	11,944
Total Stockholders' Equity	2,207,311	1,876,028
Total Liabilities and Stockholders' Equity	$4,230,669	$3,348,680
	=========	=========

Consolidated Statements of Cash Flows

($ in thousands)	Year Ended
	Dec. 31 2006	Dec. 31 2005	Dec. 31 2004
Cash Flows from Operating Activities:
Net income	$392,660	$464,829	$401,236
Items included in net income not affecting cash flows:
Depreciation and amortization	141,940	152,311	100,088
Amortization of deferred gain on sale and leasebacks	(43,114)	(9,897)	(550)
Deferred compensation relating to restricted stock and
stock option grants	3,922	2,084	425
Provision/(credit) for deferred federal income taxes	9,702	675	(53,619)
Undistributed earnings of affiliated companies	4,963	(9,307)	(28,754)
Other - net	(6,223)	(10,856)	3,838
Items included in net income related to investing and financing activities:
Gain on sale of securities - net	(35,136)	(23,186)	(7,204)
Gain on disposal of vessels	(39,007)	(42,905)	(29,222)
Payments for drydocking	(49,867)	(16,899)	(22,354)
Changes in operating assets and liabilities:
Decrease/(increase) in receivables	2,526	45,319	(84,471)
Increase/(decrease) in Federal income taxes payable	-	(96,435)	76,165
Net change in prepaid items and accounts payable, sundry liabilities and accrued expenses	63,609	(20,586)	18,893
Net cash provided by operating activities	445,975	435,147	374,471
Cash Flows from Investing Activities:
Expenditures for vessels	(55,793)	(5,166)	(59,439)
Proceeds from disposal of vessels	258,877	858,142	99,082
Acquisition of interests in affiliated companies that owned VLCCs	-	-	(2,292)
Acquisition of interest in affiliated company that owned four V-Pluses	-	(69,047)	-
Acquisition of Maritrans Inc.	(444,550)	-	-
Acquisition of Stelmar Shipping Ltd.	-	(742,433)	-
Expenditures for other property	(11,591)	(12,257)	(2,349)
Investments in and advances to affiliated companies	(8,613)	(9,495)	(214,403)
Distributions from affiliated companies	4,772	20,853	1,988
Purchases of other investments	(660)	(847)	(669)
Proceeds from dispositions of other investments	2,292	23,271	10,042
Other - net	(1,436)	(863)	(781)
Net cash provided by/(used in) investing activities	(256,702)	62,158	(168,821)
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	-	-	115,513
Purchases of treasury stock	(18,525)	-	-
Issuance of debt, net of issuance costs	549,642	781,268	158,730
Payments on debt and obligations under capital leases	(255,948)	(1,541,293)	(49,026)
Cash dividends paid	(36,576)	(27,615)	(27,532)
Issuance of common stock upon exercise of stock options	242	218	3,716
Other - net	(9,938)	(476)	(1,873)
Net cash provided by/(used in) financing activities	228,897	(787,898)	199,528
Net increase/(decrease) in cash and cash equivalents	418,170	(290,593)	405,178
Cash and cash equivalents at beginning of year	188,588	479,181	74,003
Cash and cash equivalents at end of year	$606,758	$188,588	$479,181
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Fleet

On December 31, 2006, OSG was the second largest publicly traded oil tanker company in the world as measured by number of vessels. OSG's fleet of 137 vessels, including 34 newbuilds, aggregates 13.4 million deadweight tons and 865,000 cbm. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 128.9 vessels. For current fleet information, which is updated on a quarterly basis upon release of earnings, refer to the Company's website at www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at December 31, 2006
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
VLCC (including V-Plus)	10	10	11	7.25	21	17.25	6,693,861
Aframax	7	7	10	7.6	17	14.6	1,776,413
Panamax	9	9	2	2	11	11	764,083
International Flag Crude Tankers	26	26	23	16.85	49	42.85	9,234,357
Panamax	2	2	-	-	2	2	140,626
Handysize	12	12	15	15	27	27	1,176,834
International Flag Product Carriers	14	14	15	15	29	29	1,317,460
International Flag Dry Bulk Carriers	-	-	2	2	2	2	319,843
Total International Flag Operating Fleet	40	40	40	33.85	80	73.85	10,871,660
Handysize Product Carriers1	6	6	2	2	8	8	357,217
Clean ATBs	8	8	-	-	8	8	212,981
Lightering:
ATBs	2	2	-	-	2	2	90,908
Crude Carrier	1	1	-	-	1	1	39,213
Dry Bulk Carriers and Car Carriers	3	3	1	1	4	4	110,892
Total U.S. Flag Operating Fleet	20	20	3	3	23	23	811,211
Total Operating Fleet	60	60	43	36.85	103	96.85	11,682,871
Newbuild Fleet
International Flag
Aframax Crude Tankers	4	4	-	-	4	4	456,000
Handysize Product Carriers	2	2	10	10	12	12	591,350
U.S. Flag
Product Carriers	-	-	10	10	10	10	460,000
Clean ATB	1	1	-	-	1	1	29,540
Lightering ATBs	3	3	-	-	3	3	134,511
Total Newbuild Fleet	10	10	20	20	30	30	1,671,401
Crude Tankers, ATBs, Product Carriers and Dry Bulk Carriers	70	70	63	56.85	133	126.85	13,354,272
Newbuild LNG Carriers	4	2	-	-	4	2	864,800cbm
Total Operating and Newbuild Fleet	74	72	63	56.85	137	128.85

1Includes three owned Product Carriers that trade internationally, thus the associated revenue is included in the Product Carrier segment.

Average Age of International Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet at 12/31/06	Average Age of OSG's Owned Fleet at 12/31/05	Average Age of World Fleet at 12/31/06*
VLCC	5.9 years	5.7 years	9.1 years
Aframax	8.2 years	8.1 years	9.3 years
Panamax**	3.8 years	2.8 years	9.8 years
Handysize	5.9 years	4.9 years	12.4 years

*Source: Clarkson database as of January 1, 2007.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Scheduled Drydock and Repairs

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth anticipated days off-hire for these events by class for the Company's owned and bareboat chartered-in vessels.

	Q107		Q207		Q307		Q407
	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels
Trade - Crude Oil
VLCC	-	-	37	2	-	-	-	-
Aframax	2	1	-	-	24	3	-	-
Panamax	17	3	100	5	-	-	-	-
Trade - Refined Petroleum Products
Panamax	-	-	4	2	-	-	-	-
Handysize	99	6	197	5	69	1	-	-
U.S. Flag	-	-	145	4	98	2	60	1
Total	118	10	483	18	191	6	60	1

Market Overview

Worldwide oil demand during the fourth quarter of 2006 was approximately 85.5 million b/d, an increase of 1.3 million b/d, or 1.5%, compared with the fourth quarter of 2005. The increase in overall demand reflects a 0.4% decrease in OECD countries and a 4.3% increase in non-OECD areas. Demand in North America decreased by approximately 0.4% as warmer than normal weather reduced demand for heating oil and a shift to lower cost natural gas by utilities and industrial users lowered residual fuel oil demand. Lower demand in OECD Europe and Asia also reflects the impact of abnormally warm winter temperatures. Fourth quarter demand growth in non-OECD countries relative to the previous year continued to be led by China and the Middle East. China's growing demand for transportation fuels is driven by the growing number of motor vehicles on the road and by an increase in travel and tourism while subsidized local prices support demand growth in the Middle East.

Worldwide oil demand for 2006 amounted to 84.5 million b/d, an increase of approximately 1.0%, or 800,000 b/d, compared with 2005. Annual demand in OECD countries declined by 0.8%, led by a 1.6% decrease in OECD Asia followed by a 0.9% decline in North America and a 0.3% reduction in Europe. Declining fuel oil sales due to lower cost alternatives, such as natural gas and hydropower, were only partially offset by increases in demand for transportation fuels. All of the growth in worldwide oil consumption during 2006 came from non-OECD countries, where demand grew by 3.6%. The non-OECD increases were led by growth of 6.4% in China, 5.4% in the Middle East and 2.1% in Latin America. Demand growth in China reflects a 13.8% increase in aviation jet fuel and kerosene consumption and a 3.1% increase in gasoline demand somewhat offset by a reductions in use of residual fuel oil, LPG and ethane.

In anticipation of another active hurricane season in 2006, total U.S. inventory levels, excluding the Strategic Petroleum Reserve ("SPR"), increased by approximately 85 million barrels during the first nine months of 2006 to 1,098 million barrels. Just over 65% of the increase in inventory volumes occurred in the third quarter, significantly increasing seaborne movements of crude oil and refined products. During the fourth quarter, U.S. inventory levels declined by approximately 75 million barrels (about 20% of which was crude and 80% of which was products), significantly reducing product and crude oil tanker utilization rates. The buildup of inventory in the third quarter and subsequent drawdown in the fourth quarter had a counter-seasonal effect on VLCC and Product Carrier rates whereby third quarter rates exceeded fourth quarter rates.

Crude oil imports into China increased by almost 360,000 b/d in 2006 compared with 2005, an increase of approximately 14%. Imports in November reached 3.3 million b/d, the highest monthly level ever for crude imports into China. During 2006, short-haul crude oil movements from Indonesia and Vietnam decreased by approximately 85,000 b/d while long-haul crude movements increased by 118,000 b/d from West Africa (specifically Angola), by 115,000 b/d from the Middle East and by 45,000 b/d from Venezuela. These changes in supply patterns resulted in a 20% increase in crude tanker tonne-mile demand for China during 2006.

A new tanker supply route emerged during the second quarter of 2006 with the first shipment of Azeri crude oil from the port of Ceyhan in the Mediterranean, sourced from Azerbaijan via the BTC pipeline. Crude shipments, transported largely on Aframaxes to refineries in the Mediterranean and in Northwest Europe, reached about 400,000 b/d in late 2006. These shipments are anticipated to increase to approximately 600,000 b/d by the end of 2007. The BTC pipeline is expected to reach its capacity of 1.0 million b/d in 2009.

As crude oil prices began to decline in the latter part of 2006, OPEC decided to reduce production by 1.2 million b/d beginning during the fourth quarter to try to stop a decline in oil prices. This had an immediate adverse impact on the tanker markets as there was a high level of compliance by OPEC members with their revised production quotas. As most of the cuts were allocated to Arabian Gulf OPEC members, the volume of long-haul crude shipments was reduced, lowering tonne-mile demand, in particular for VLCCs.

Tanker supply increased by 6.1%, or 18.6 million dwt from year-end 2005 levels, as a result of significant newbuilding deliveries in all segments throughout the year against limited demolition activity.  The largest percentage increase occurred in the Panamax sector, where tonnage increased by 16.8%.  The Product Carrier sector, where 24 vessels were sold for scrap, experienced the lowest percentage growth at 3.3%.   The additional tonnage exerted downward pressure on TCE rates during 2006.

Newbuilding vessel prices strengthened during 2006, with increases ranging from 7% for VLCC, to 10% for Aframaxes and Product Carriers. Prices for secondhand vessels also remained strong, with prices for some modern vessels exceeding newbuilding prices as buyers continued to be willing to pay premiums for prompt delivery. Newbuilding prices are likely to remain strong as shipyards operate at or near full capacity.

Earnings Conference Call Information

OSG will host a conference call at 11:00 a.m. ET on February 27, 2007 to discuss results for the fourth quarter. All shareholders and other interested parties are invited to call into the conference call, which may be accessed by calling +1 800-435-1398 within the United States, or +1 617-614-4078 for international participants, the passcode 20038277 is required to participate. A live webcast of the conference call and accompanying slide presentation will be available on Overseas Shipholding Group's website at www.osg.com in the Investor Relations Webcasts and Presentations section. The webcast will be available for 90 days and requires Windows Media Player.

An audio replay of the conference call will be available from 12:00 p.m. ET on February 27, 2007 through midnight ET on March 6, 2007 by calling +1 888-286-8010 within the United States or +1 617-801-6888 for international callers. The passcode for the replay is 20191145.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with a combined owned, operated and newbuild fleet of 137 vessels aggregating 13.4 million dwt and 865,000 cbm, as of December 31, 2006. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, prospects for certain strategic alliances and investments, the ability of OSG to successfully integrate the operations of Maritrans with OSG's operations, estimated TCE rates achieved for the first quarter of 2007 and estimated time charter TCE rates for the balance of 2007, anticipated levels of newbuilding and scrapping, projected drydock and repair schedule, the prospects of OSG's strategy of being a market leader in the segments in which it competes, the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.

Appendix 1 - TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:
	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2006	2005	2006	2005
Time charter equivalent revenues	$241,596	$271,117	$992,817	$961,662
Add: Voyage expenses	18,164	12,192	54,586	38,641
Shipping revenues	$259,760	$283,309	$1,047,403	$1,000,303
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Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2006	2005	2006	2005
Net income	$113,235	$113,684	$392,660	$464,829
Provision/(credit) for federal income taxes	2,954	2,459	(8,187)	(1,110)
Interest expense	16,359	18,450	68,652	89,489
Depreciation and amortization	37,745	35,867	141,940	152,311
EBITDA	$170,293	$170,460	$595,065	$705,519
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EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the three months and years ended December 31, 2006 and 2005.

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
($ in thousands)	2006	2005	2006	2005
Expenditures for vessels	$3,779	$3,261	$55,793	$5,166
Acquisition of interests in affiliated companies	-	(98)	-	69,047
Investments in and advances to affiliated companies	1,542	1,056	8,613	9,495
Payments for drydockings	22,465	6,954	49,867	16,899
	$27,786	$11,173	$114,273	$100,607

Contact: Jennifer L. Schlueter, VP, Corporate Communications and Investor Relations
OSG Ship Management, Inc. Telephone:
+1 212.578.1634; email: jschlueter@osg.com

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